Exhibit 21

The following is a list of U. S. Steel’s subsidiaries at December 31, 2002, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Subsidiary	State or Country of Incorporation

Birmingham Southern Railroad Company	Alabama
Elgin, Joliet and Eastern Railway Company	Delaware
Fairfield Southern Company, Inc.	Delaware
McKeesport Connecting Railroad Company	Delaware
Mobile River Terminal Company	Alabama
Pitcal, Inc.	Delaware
The Lake Terminal Railroad Company	Delaware
Tracks Traffic and Management Services, Inc.	Delaware
Transtar Logistics, LLC	Delaware
Transtar, Inc.	Delaware
UEC Technologies, LLC	Delaware
Union Railroad Company	Delaware
U. S. Steel Kosice, s.r.o.	Slovak Republic
U. S. Steel Mining Company, LLC	Delaware
U. S. Steel Receivables LLC	Delaware
USS Coal Sales, LLC	Delaware
USS Galvanizing, Inc.	Delaware
USS Portfolio Delaware, Inc.	Delaware
USX Global Holdings I B. V.	The Netherlands
Warrior and Gulf Navigation Company	Delaware
Walzwerke Finow Gmbh	Germany

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